For Immediate Release
                                               Date:    May 9, 2006


                                               Contact: Diane Kerner
                                                        630 Godwin Avenue
                                                        Midland Park, NJ 07432
                                                        201 - 444-7100


                                  PRESS RELEASE

                   Stewardship Financial Corporation Announces
                 Quarterly Earnings for the First Quarter, 2006

Midland Park, NJ - May 9, 2006 - Stewardship Financial Corporation (OTC:SSFN.OB), parent of Atlantic Stewardship Bank, announced today net income for the three (3) months ended March 31, 2006, of $1.1 million, or $0.23 basic net income per share, an increase of 10.5% and 9.5% in net income and basic net income per share respectively, as compared to net income of $1.0 million, or $0.21 per share for the same three (3) month period in 2005.

Diluted income per share was $0.23 for the quarter ended March 31, 2006, an increase of 9.5% over the diluted income per share of $0.21 for the quarter ended March 31, 2005.

Stewardship Financial Corporation's total assets reached $476.6 million at March 31, 2006, compared to $420.8 million at March 31, 2005, resulting in growth of 13.3%. Total gross loans increased 13.7% to $345.8 million at March 31, 2006, compared to $304.2 million a year ago. Total deposits were $400.6 million at March 31, 2006, compared to $361.0 million a year ago,


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resulting in growth of 11.0%.  Total  stockholders'  equity  increased  10.8% to
$34.2 million at March 31, 2006, compared to $30.8 million a year ago.

Stewardship Financial Corporation's President and Chief Executive Officer Paul Van Ostenbridge stated, "Despite the strong competitive market for deposits and the rise in short-term interest rates, we are pleased to report the first quarter's net income of $1.1 million. The quality of our loan portfolio and loan demand remains strong and the Corporation continues to improve its noninterest income. In February, we opened our tenth branch in Montville, New Jersey and are excited about the initial reception we have received."

Stewardship Financial Corporation's subsidiary, the Atlantic Stewardship Bank, has banking offices in Midland Park, Hawthorne (2), Montville, Pequannock, Ridgewood, Waldwick, and Wayne (3), New Jersey. The Bank is working toward the opening of its eleventh branch in Wyckoff, New Jersey during the first quarter of 2007. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities, and serves both individuals and businesses. Visit our website at www.asbnow.com for additional information regarding our products and services.


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                        Stewardship Financial Corporation
                              Financial Highlights
                                   (unaudited)
                      (In thousands, except per share data)


                                                             Three Months Ended
                                                                  March 31,

                                                              2006         2005
                                                            --------------------
Selected Operating Data:
Total interest income                                       $6,984        $5,689
Total interest expense                                       2,307         1,287
                                                            --------------------
Net interest income before provision
     for loan loss                                           4,677         4,402
Provision for loan loss                                         50           150
                                                            --------------------
Net interest income after provision
     for loan loss                                           4,627         4,252

Gains on sales of mortgage loans                                50            18
Other noninterest income                                       820           631
                                                            --------------------
Total other income                                             870           649

Noninterest expense                                          3,778         3,315
                                                            --------------------
Income before income tax expense                             1,719         1,586
Income tax expense                                             610           582
                                                            --------------------
Net income                                                  $1,109        $1,004
                                                            ====================

Basic earnings per share                                    $ 0.23        $ 0.21
Diluted earnings per share                                  $ 0.23        $ 0.21

                                                              At March 31,
                                                           2006           2005
                                                         --------       --------
Selected Financial Data:
Total assets                                             $476,565       $420,800
Total loans, net of deferred loan fees                    345,761        304,152
Allowance for loan losses                                   3,920          3,438
Total deposits                                            400,557        360,966
Stockholders' equity                                       34,151         30,833

                                          At or for the three month period ended
                                                       March 31,
                                                  2006          2005
                                               ---------     ---------
Selected Financial Ratios:
Annualized return on average assets (ROA)           0.94%         0.97%
Annualized return on average equity (ROE)          13.23%        13.13%
Tier 1 equity to total assets                       8.64%         8.99%
Book value per share                           $    7.18     $    6.52

All share data has been restated to include the effects of a 5% stock dividend paid in November 2005 and a 4 for 3 stock split issued July 2005.

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